EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 21, 2016, relating to the financial statements and financial highlights which appears in the November 30, 2015 Annual Report to Shareholders of Delaware Value® Fund (constituting Delaware Group® Equity Funds II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 29, 2016